MANAGEMENT AGREEMENT
       THIS MANAGEMENT AGREEMENT
("Agreement") is effective as of the 18th day of
December, 2015, by and between AMERICAN
CENTURY QUANTITATIVE EQUITY FUNDS, INC.,
a Maryland corporation and registered investment
company (the "Company"), and AMERICAN
CENTURY INVESTMENT MANAGEMENT, INC., a
Delaware corporation (the "Investment Manager").
       WHEREAS, the Company is registered as an
open-end management investment company under the
Investment Company Act of 1940, as amended (the
"1940 Act"), and has registered its shares for public
offering under the Securities Act of 1933, as amended;
and
       WHEREAS, the Company is authorized to
create separate funds, each with its own separate
investment portfolio of which the beneficial interests are
represented by a separate series of shares of the
Company; and
       WHEREAS, the initial shareholders of each
series of shares of the Company set forth on Schedule A
attached hereto (the "Funds"), as well as a majority of
those members of the Board of Directors of the
Company (collectively the "Board of Directors," and
each individually a "Director") who are not "interested
persons" as defined in the 1940 Act (hereinafter referred
to as the "Independent Director") has approved the
Agreement as it relates to the Funds.
       NOW, THEREFORE, IN
CONSIDERATION of the mutual promises and
agreements herein contained, the parties agree as
follows:
1.	Investment Management Services.  The
Investment Manager shall supervise the
investments of each class of each Fund.  In such
capacity, the Investment Manager shall either
directly, or through the utilization of others as
contemplated by Section 7 below, maintain a
continuous investment program for each Fund,
determine what securities shall be purchased or
sold by each Fund, secure and evaluate such
information as it deems proper and take
whatever action is necessary or convenient to
perform its functions, including the placing of
purchase and sale orders.  In performing its
duties hereunder, the Investment Manager will
manage the portfolios of all classes of shares of
a particular Fund as a single portfolio.
2.	Compliance with Laws.  All functions
undertaken by the Investment Manager
hereunder shall at all times conform to, and be in
accordance with, any requirements imposed by:
(a)	the Investment Company Act and any
rules and regulations promulgated
thereunder;
(b)	any other applicable provisions of law;
(c)	the Articles of Incorporation of the
Company as amended from time to
time;
(d)	the Bylaws of the Company as amended
from time to time;


(e)	the Multiple Class Plan of the Company
as amended from time to time; and
(f)	the registration statement(s) of the
Company, as amended from time to
time, filed under the Securities Act of
1933 and the Investment Company Act.
3.	Board Supervision.  All of the functions
undertaken by the Investment Manager
hereunder shall at all times be subject to the
direction of the Board of Directors, its executive
committee, or any committee or officers of the
Company acting under the authority of the
Board of Directors.
4.	Payment of Expenses.  The Investment
Manager will pay all of the expenses of each
class of the Funds, other than interest, taxes,
brokerage commissions, portfolio insurance,
extraordinary expenses, the fees and expenses of
the Independent Directors (including counsel
fees), and expenses incurred in connection with
the provision of shareholder services and
distribution services under a plan adopted
pursuant to Rule 12b-1 under the Investment
Company Act.  The Investment Manager will
provide the Company with all physical facilities
and personnel required to carry on the business
of each class of each Fund that it shall manage,
including but not limited to office space, office
furniture, fixtures and equipment, office
supplies, computer hardware and software and
salaried and hourly paid personnel.  The
Investment Manager may at its expense employ
others to provide all or any part of such facilities
and personnel.
5.	Account Fees.  The Company, by resolution of
the Board of Directors, including a majority of
the Independent Directors, may from time to
time authorize the imposition of a fee as a direct
charge against shareholder accounts of any class
of one or more of the Funds, such fee to be
retained by the Company or to be paid to the
Investment Manager to defray expenses which
would otherwise be paid by the Investment
Manager in accordance with the provisions of
paragraph 4 of this Agreement.  At least 60
days' prior written notice of the intent to impose
such fee must be given to the shareholders of the
affected Fund or Fund class.
6.	Management Fees.
(a)	In consideration of the services provided
by the Investment Manager, each class
of each Fund shall pay to the Investment
Manager a management fee that is
calculated as described in this Section 6
using the fee schedules set forth on
Schedule A.
(b)	Daily Management Fee Calculation.
For each calendar day, each class of
each Fund shall accrue a fee calculated
by multiplying the Per Annum Fee Rate
for that class by the net assets of the
class on that day, and further dividing
that product by 365 (366 in leap years).

(c)	Definitions
(1)	The "Per Annum Fee Dollar
Amount" is the dollar amount
resulting from applying the
applicable Fee Schedule for a
class of a Fund using the net
assets of the Fund.
(2)	The "Per Annum Fee Rate" for
a class of a Fund is the
percentage rate that results from
dividing the Per Annum Fee
Dollar Amount for the class of a
Fund by the net assets of the
fund.
(d)	Monthly Management Fee Payment.
On the first business day of each month,
each class of each Fund shall pay the
management fee to the Investment
Manager for the previous month.  The
fee for the previous month shall be the
sum of the Daily Management Fee
Calculations for each calendar day in the
previous month.
(e)	Additional Series or Classes. In the
event that the Board of Directors shall
determine to issue any additional series
or classes of shares for which it is
proposed that the Investment Manager
serve as investment manager, the
Company and the Investment Manager
may enter into an Addendum to this
Agreement setting forth the name of the
series and/or classes, as appropriate, the
fee schedule for each and such other
terms and conditions as are applicable to
the management of such series and/or
classes, or, in the alternative, enter into a
separate management agreement that
relates specifically to such series and/or
classes of shares.
7.	Subcontracts.  In rendering the services to be
provided pursuant to this Agreement, the
Investment Manager may, from time to time,
engage or associate itself with such persons or
entities as it determines is necessary or
convenient in its sole discretion and may
contract with such persons or entities to obtain
information, investment advisory and
management services, or such other services as
the Investment Manager deems appropriate.
Any fees, compensation or expenses to be paid
to any such person or entity shall be paid by the
Investment Manager, and no obligation to such
person or entity shall be incurred on behalf of
the Company.  Any arrangement entered into
pursuant to this paragraph shall, to the extent
required by law, be subject to the approval of the
Board of Directors, including a majority of the
Independent Directors, and the shareholders of
the Company.
8.	Continuation of Agreement.  This Agreement
shall become effective for each Fund as of the
date first set forth above (the "Effective Date")
and shall continue in effect for each Fund for a
period of two years from the Effective Date,
unless sooner terminated as hereinafter
provided, and shall continue in effect from year
to year thereafter for each Fund only as long as
such continuance is specifically approved at
least annually (i) by either the Board of
Directors or by the vote of a majority of the
outstanding voting securities of such Fund, and
(ii) by the vote of a majority of the Directors
who are not parties to the Agreement or
interested persons of any such party, cast in
person at a meeting called for the purpose of
voting on such approval.  The annual approvals
provided for herein shall be effective to continue
this Agreement from year to year if given within
a period beginning not more than 90 days prior
to the date on which it would otherwise
terminate in each applicable year,
notwithstanding the fact that more than 365 days
may have elapsed since the date on which such
approval was last given.
9.	Termination.  This Agreement may be
terminated, with respect to any Fund, by the
Investment Manager at any time without penalty
upon giving the Company 60 days' written
notice, and may be terminated, with respect to
any Fund, at any time without penalty by the
Board of Directors or by vote of a majority of
the outstanding voting securities of each class of
such Fund on 60 days' written notice to the
Investment Manager.
10.	Effect of Assignment.  This Agreement shall
automatically terminate with respect to any Fund
in the event of its assignment by the Investment
Manager.  The term "assignment" for this
purpose has the meaning contained in Section
2(a)(4) of the Investment Company Act.
11.	Other Activities.  Nothing herein shall be
deemed to limit or restrict the right of the
Investment Manager, or the right of any of its
officers, directors, trustees or employees (who
may also be a Director, officer or employee of
the Company), to engage in any other business
or to devote time and attention to the
management or other aspects of any other
business, whether of a similar or dissimilar
nature, or to render services of any kind to any
other corporation, firm, individual or
association.
12.	Standard of Care.  In the absence of willful
misfeasance, bad faith, gross negligence, or
reckless disregard of its obligations or duties
hereunder on the part of the Investment
Manager, it, as an inducement to it to enter into
this Agreement, shall not be subject to liability
to the Company or to any shareholder of the
Company for any act or omission in the course
of, or connected with, rendering services
hereunder or for any losses that may be
sustained in the purchase, holding or sale of any
security.
13.	Separate Agreement.  The parties hereto
acknowledge that certain provisions of the
Investment Company Act, in effect, treat each
series of shares of an investment company as a
separate investment company.  Accordingly, the
parties hereto hereby acknowledge and agree
that, to the extent deemed appropriate and
consistent with the Investment Company Act,
this Agreement shall be deemed to constitute a
separate agreement between the Investment
Manager and each Fund.
14.	No Third Party Beneficiaries.  The parties
hereto acknowledge and agree that this
Agreement is intended solely for the benefit of
the parties hereto and that there shall be no third
party beneficiaries to this Agreement, either
express or implied.
15.	Choice of Law/Forum Selection. This
Agreement shall be governed by and construed
in accordance with the laws of the State of
Maryland without regard to the choice of law
provisions thereof.  The parties hereto agree that
any action relating to this Agreement shall be
brought exclusively in either the United States
District Court, Western District of Missouri, or
the Circuit Court of Jackson County, Missouri,
and each party hereto consents to the jurisdiction
and venue thereof.
16.	Use of the Name "American Century".  The
name "American Century" and all rights to the
use of the name "American Century" are the
exclusive property of American Century
Proprietary Holdings, Inc. ("ACPH").  ACPH
has consented to, and granted a non-exclusive
license for, the use by the Company of the name
"American Century" in the name of the
Company and any Fund.  Such consent and non-
exclusive license may be revoked by ACPH in
its discretion if ACPH, the Investment Manager,
or a subsidiary or affiliate of either of them is
not employed as the investment adviser of each
Fund.  In the event of such revocation, the
Company and each Fund using the name
"American Century" shall cease using the name
"American Century" unless otherwise consented
to by ACPH or any successor to its interest in
such name.
       IN WITNESS WHEREOF, the parties have
caused this Agreement to be duly executed by their
respective duly authorized officers to be effective as of
the day and year first above written.
AMERICAN CENTURY INVESTMENT MANAGEMENT,
INC.
AMERICAN CENTURY QUANTITATIVE EQUITY
FUNDS, INC.
/s/ David H. Reinmiller
/s/ Charles A. Etherington
David H. Reinmiller
Vice President
Charles A. Etherington
Senior Vice President




Schedule A
Fee Schedules
Series
Fee Schedule by Class

Investor
Institutional
A
C
R
R6
Emerging Opportunities Total
Return Fund
1.30%
1.10%
1.30%
1.30%
1.30%
1.05%